UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 15
             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
                           SUSPENSION OF DUTY TO FILE
   REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                          COMMISSION FILE NUMBER:  0-51091

                          Summit Global Logistics, Inc.
                         (f/k/a Aerobic Creations, Inc.)

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             (Exact name of registrant as specified in its charter)

   One Meadowlands Plaza, East Rutherford, NJ 07073, Tel No. (201) 806-3700

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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.001 par value

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           (Title of each class of securities covered by this Form)
                                     N/A
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

RULE 12G-4(A)(1)       X            Rule 12h-3(b)(1)(i)
Rule 12g-4(a)(1)(ii)                Rule 12h-3(b)(1)(ii)
Rule 12g-4(a)(2)(i)                 Rule 12h-3(b)(2)(i)
Rule 12g-4(a)(2)(ii)                Rule 12h-3(b)(2)(ii)
                                    Rule 15d-6

Approximate number of holders of record as of the certification or notice date: 140

Pursuant to the requirements of the Securities Exchange Act of 1934, SUMMIT GLOBAL LOGISTICS, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 26, 2008                By: s/Paul Shahbazian
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                                        Paul Shahbazian, Chief Financial Officer
OMB APPROVAL SEC 2069 (12-04)